Exhibit 1.2

CARRAMERICA REALTY CORPORATION

(a Maryland Corporation)

3.625% Senior Notes due 2009

TERMS AGREEMENT

Dated: March 18, 2004

To:	CarrAmerica Realty Corporation

1850 K Street, N.W.

Suite 500

Washington, D.C. 20006

Attention: Chairman of the Board of Directors

Ladies and Gentlemen:

We (the “Representatives”) understand that CarrAmerica Realty Corporation, a Maryland corporation (the “Company”), proposes to issue and sell $225,000,000 aggregate principal amount of its unsecured debt securities (the “Debt Securities”) (such Debt Securities being collectively hereinafter referred to as the “Underwritten Securities”). CarrAmerica Realty, L.P. (the “Guarantor”) has agreed to guarantee the Underwritten Securities (the “Guarantees”) as to payments of principal, premium, if any, and interest. With respect to the issuance and sale of the Debt Securities and the related Guarantees to the Underwriters, the Guarantor agrees to be jointly and severally liable with the Company as to the Company’s obligations contained in Sections 1, 3, 4, 5 and 6 of the Underwriting Agreement referred to below, as if the Guarantor were originally named as a party thereto. Subject to the terms and conditions set forth or incorporated by reference herein, the underwriters named below (the “Underwriters”) offer to purchase, severally and not jointly, the respective numbers of Initial Underwritten Securities (as defined in the Underwriting Agreement referred to below) set forth below opposite their respective names at the purchase price set forth below.

Underwriter	Principal Amount of Senior Notes
Banc of America Securities LLC	$73,125,000
J.P. Morgan Securities Inc.	73,125,000
Citigroup Global Markets Inc.	14,063,000
Goldman, Sachs & Co.	14,063,000
Morgan Stanley & Co. Incorporated	14,062,000
Wachovia Capital Markets, LLC	14,062,000
Legg Mason Wood Walker, Incorporated	4,500,000
Piper Jaffray & Co.	4,500,000
PNC Capital Markets, Inc.	4,500,000
SunTrust Capital Markets, Inc.	4,500,000
Wells Fargo Brokerage Services, LLC	4,500,000

Total	$225,000,000

The Underwritten Securities shall have the following terms:

Title of Securities: 3.625% Senior Notes due 2009.

Currency: U.S. Dollars.

Principal amount to be issued: $225,000,000.00

Current ratings: Moody’s Investors Service, Inc.: Baa2 (stable outlook); Standard & Poor’s Corporation: BBB; Fitch, Inc.: BBB.

Interest rate: 3.625%.

Interest payment dates: Each April 1 and October 1, beginning on October 1, 2004.

Stated maturity date: April 1, 2009.

Redemption or repayment provisions: The Underwritten Securities may be redeemed at any time at the option of the Company, in whole or in part, at a redemption price equal to the sum of (i) the principal amount of the Underwritten Securities being redeemed plus accrued interest to the redemption date and (ii) the Make-Whole Amount, if any, with respect to such Underwritten Securities.

Make Whole Amount: T+15.

Delayed Delivery Contracts: Not authorized.

Initial public offering price: 99.663%, plus accrued interest, if any, from the date of issuance.

Purchase price: 99.063% plus accrued interest, if any, from the date of issuance (payable in same-day funds).

Other terms: The Underwritten Securities shall be in the form specified in the Officers’ Certificate of CarrAmerica Realty Corporation (including Exhibit B attached thereto) to be dated March 23, 2004, delivered pursuant to Section 301 of the Indenture, dated as of January 11, 2002, among CarrAmerica

Realty Corporation, as Primary Obligor, CarrAmerica Realty, L.P., as Guarantor and U.S. Bank National Association, as Trustee.

Closing date and location: March 23, 2004 at the offices of Clifford Chance US LLP, 200 Park Avenue, New York, New York 10166.

Except as set forth in the following paragraphs, all the provisions contained in the document entitled “CarrAmerica Realty Corporation — Common Stock, Preferred Stock, Common Stock Warrants, Debt Warrants, Depositary Shares and Debt Securities Underwriting Agreement” (the “Underwriting Agreement”) to which this Terms Agreement is attached are hereby incorporated by reference in their entirety herein and shall be deemed to be a part of this Terms Agreement to the same extent as if such provisions had been set forth in full herein. Terms defined in the Underwriting Agreement are used herein as therein defined.

The following sections of the Underwriting Agreement are hereby amended as follows:

The final paragraph of the preamble is hereby replaced in its entirety and shall now read:

The term “Subsidiary” means a corporation or a partnership a majority of the outstanding voting stock, partnership or membership interests, as the case may be, of which is owned or controlled, directly or indirectly, by the Company, Carr Realty Holdings, L.P., a Delaware limited partnership (“Carr L.P.”), or CarrAmerica Realty, L.P., a Delaware limited partnership (“CarrAmerica L.P.” and together with Carr L.P., the “Partnerships”), as the case may be, or by one or more other Subsidiaries of the Company or either Partnership.

Section 5(b)(1)(iii) is hereby replaced in its entirety and shall now read:

(iii) Each of CarrAmerica GP Holdings, Inc., Carr Real Estate Services, Inc., CarrAmerica Development, Inc. and CARC Properties, Inc. (collectively, the “Significant Subsidiaries”) was incorporated, existing and in good standing as of the date of its respective certificate identified elsewhere in the opinion letter under the Delaware General Corporation Law. Each of the Significant Subsidiaries has the corporate power and corporate authority under its charter and the Delaware General Corporation Law to own, lease and operate its properties and to conduct its business as described in the Prospectus.

Please accept this offer by signing a copy of this Terms Agreement in the space set forth below and returning the signed copy to us.

Very truly yours,

BANC OF AMERICA SECURITIES LLC

J.P. MORGAN SECURITIES INC.

CITIGROUP GLOBAL MARKETS INC.

GOLDMAN, SACHS & CO.

MORGAN STANLEY & CO. INCORPORATED

WACHOVIA CAPITAL MARKETS, LLC

LEGG MASON WOOD WALKER,     INCORPORATED

PIPER JAFFRAY & CO.

PNC CAPITAL MARKETS, INC.

SUNTRUST CAPITAL MARKETS, INC.

WELLS FARGO BROKERAGE SERVICES, LLC

By: J.P. MORGAN SECURITIES INC.

/s/ Carl J. Mehldau

Name: Carl J. Mehldau Title: Vice President

Accepted: CARRAMERICA REALTY CORPORATION

By:	/s/ Stephen M. Walsh
	Name:	Stephen M. Walsh
	Title:	Senior Vice President

CARRAMERICA REALTY, L.P.

By: CarrAmerica Realty GP Holdings, Inc., its General Partner

By:	/s/ Stephen M. Walsh
	Name:	Stephen M. Walsh
	Title:	Vice President